EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-26575, 333-80185 and 333-66729) of 99¢ Only Stores of our report dated February 27, 2004, except for the restatement discussed in Note 2 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company’s 2004 Annual Report on Form 10-K, as to which the date is July 18, 2005, relating to the financial statements which appear in this Form 10-K. We also consent to the incorporation by reference of our report dated February 27, 2004 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Los Angeles, California
April 2, 2007